Exhibit 10.2

[*]	Confidential portions of this document have been redacted and filed separately with the SEC.

COOPERATIVE MARKETING AGREEMENT

This cooperative marketing agreement is dated August 30, 2010 and is between AMO Canada Company, an unlimited liability company existing pursuant to the laws of Nova Scotia ("AMO"), TearLab Corporation, a corporation existing pursuant to the laws of Delaware ("TearLab") and Science with Vision Inc. a corporation existing pursuant to the laws of Ontario (the "Distributor").

AMO is a medical supply company specializing in the development and supply of advanced ophthalmic products.  TearLab is a medical supply company specializing in the development and supply of eye-care diagnostic technologies.  The Distributor is the authorized distributor of TearLab's Products in Canada.

The parties have determined that it is in their mutual and respective best interests to promote the successful marketing of the respective products of AMO and TearLab in the Canadian marketplace and are entering into this agreement to set out the terms upon which they will cooperate to develop a strategic plan to achieve this objective.

The parties agree as follows:

1.             COOPERATIVE MARKETING PROGRAM

1.1           The parties shall work cooperatively during the term of this agreement to develop and implement a strategic marketing program for the promotion of the respective products of AMO and TearLab listed in Schedule A hereto ("Products") in the Canadian marketplace (the "Marketing Program").  Either AMO or TearLab may, on not less than 60 days prior written notice to the other party, add Products to or delete Products from Schedule A, which shall be deemed to be amended accordingly.

1.2           Within 60 days following the execution of this Agreement, the parties will, in good faith, establish the objectives, milestones and financial metrics for the Marketing Program and the timeline for the implementation of the Marketing Program.  The promotional and business development activities forming part of the Marketing Program will include:

(a)           the joint cooperative development, from time to time, of promotional and communication strategies which will establish the terms and parameters pursuant to which the parties will cooperate to promote and market the Products through the appropriate channels;

(b)           introducing marketing and selling opportunities and leads to the other party’s sales force and the arrangement of introductory meetings between the parties' respective business development and sales personnel, to further the development of joint promotional and communication strategies;

(c)           the distribution of sales and promotional materials in relevant markets in Canada as appropriate;

(d)           the discussion of Product testing methodologies and TearLab's business value proposition for prospective customers;

(e)           meeting with key contacts in the applicable segments of the industries serviced by the parties to facilitate the dissemination of the attributes and benefits of the Products in the Canadian marketplace; and

(f)           providing such materials (including technical data) and training as reasonably necessary for the promotion of its Products.

1.3           Each party will use its reasonable commercial efforts to implement and carry out the Marketing Program on a timely basis, in accordance with its terms and the terms hereof and in an ethical, professional and workmanlike manner.

1.4           The parties will agree in advance on the authorized form and content of any promotional programs and product information (including pricing matrices).  Without in any way limiting TearLab's authority under Section 1.6, TearLab and Distributor shall consult with AMO at least 60 days' prior to implementing any changes to the pricing of TearLab's Products in Canada; such consultation will be based on factors relevant to pricing changes, including the analysis of applicable market data; provided that, in accordance with Section 1.6, TearLab and the Distributor reserves the right to modify the pricing of TearLab's Products in its sole discretion upon at least 60 days’ prior written notice to AMO.

1.5           Each party shall be responsible for its own expenses incurred in connection with the development and implementation of the Marketing Program.

1.6           TearLab and the Distributor on the one hand and AMO on the other hand shall retain all rights and be solely responsible for all obligations relating to the sale of their respective Products (for example, Product pricing, order acceptance and processing, supply chain, shipment and customer service) and shall have exclusive authority in respect thereof.  None of the parties hereto may enter into any agreements or commitments on behalf of, or otherwise bind, any of the other parties in connection with any matter related to the other party's Products or business, except pursuant to the distribution arrangements between TearLab and Distributor which shall be consistent with and subject to the provisions of this Agreement.

1.7           Each of TearLab and Distributor covenant and agree to provide to AMO no less than 90 days prior written notice of the termination or expiry of the distributor agreement between TearLab and Distributor.  TearLab covenants and agrees that in the event of such termination or expiry it shall immediately enter into comparable replacement arrangements with another distributor for the distribution of the TearLab Products in Canada.

1.8           Following the date hereof, Distributor shall sell to AMO (subject to Distributor's standard terms and conditions for sales of its Products to its customers) six (6) TearLab modules and such number of TearLab consumable chips as AMO shall request, at [*] per module and [*] per chip, plus applicable taxes and shipping charges to be used by AMO as demonstration units in the course of implementing the Marketing Program.  During the Term TearLab and the Distributor shall provide, at no additional cost to AMO, support, maintenance and repair services for such Products, consistent with the level of such services AMO provides to its customers, as reasonably requested by AMO.

2.             COMMISSION

2.1           In consideration for the services provided by AMO pursuant to this agreement AMO shall be entitled to a commission on the Gross Sales (as defined below) generated from the sale of the TearLab Products to customers in Canada introduced to TearLab or the Distributor by AMO as follows:

(a)           [*] on the first 10 TearLab Modules sold to such customers; and

(b)           [*] on all TearLab Modules sold thereafter to such customers.

For the purposes of this agreement the term "Gross Sales" means the gross selling price of the TearLab Products collected by Distributor from the customer, net of freight, taxes and discounts and returns accepted in the ordinary course of business consistent with Distributor's applicable policies.  Notwithstanding the foregoing, no commissions shall be payable to AMO on sales of TearLab's consumable chip.

2.2           Within 30 days after the end of each calendar quarter during the term of this agreement (the calendar quarter ended September 30, 2010 shall be prorated) Distributor shall pay to AMO the aggregate commission for such quarter plus applicable taxes.  Distributor shall deliver a written report showing calculation of the commission payable, attaching appropriate supporting documentation to AMO concurrently with such payment.  TearLab shall be jointly and severally liable with the Distributor for the obligations to pay commissions to AMO under this Section 2.2.

2.3           AMO and its employees, agents and representatives shall be entitled, not more than once every calendar year, during each of TearLab and Distributor’s normal business hours and at AMO's expense, to examine, audit and copy Distributor's records, accounts, books and data solely as they relate to the determination of Gross Sales and the commissions payable thereon, upon 30 days written notice to TearLab and/or Distributor.  All material and information of TearLab and/or reviewed by AMO in the course of such audits shall be considered Confidential Information and subject to the terms of Section 6 hereof.

3.             REPRESENTATIONS AND WARRANTIES; COVENANTS

3.1           TearLab hereby represents, warrants and covenants to AMO that:

(a)           TearLab is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction, with full corporate power, authority and capacity to enter into this agreement and to perform fully all of its obligations hereunder;

(b)           this agreement has been validly executed by TearLab and constitutes a binding and legal obligation of TearLab, fully enforceable in accordance with its terms, subject only to:

(i)       limitations with respect to the enforcement of remedies by bankruptcy, insolvency, moratorium, winding-up, arrangement, reorganization, fraudulent preference and conveyance and other laws of general application affecting the enforcement of creditors’ rights generally; and

(ii)      general equitable principles and the fact that the availability of equitable remedies is in the discretion of a court and that a court may stay proceedings or the execution of judgments;

(c)           to the knowledge of TearLab, the performance by TearLab of its obligations under this agreement will not interfere with, limit, contravene, detrimentally affect, infringe, breach, or otherwise violate any rights, agreement and covenants with or of any other person, including any contractual restrictive covenants or intellectual property rights;

(d)           TearLab and Distributor are parties to a distributor agreement with respect to the distribution of the TearLab Products in Canada which agreement is in good standing and full force and effect as of the date hereof;

(e)           unless otherwise disclosed to AMO in writing, the intellectual property and materials of TearLab supplied to AMO are not confidential to and/or proprietary to any third party; and

(f)           TearLab is not a party to any oral or written contract or understanding with any third party which is (i) inconsistent with this agreement and/or the performance of TearLab’s obligations hereunder; or (ii) will in any way limit or conflict with such party's ability to fulfill the terms of this agreement, and TearLab covenants and agrees that it will not enter into any such contract or understanding during the term of this agreement.

3.2           The Distributor hereby represents, warrants and covenants to AMO that:

(a)           the Distributor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction, with full corporate power, authority and capacity to enter into this agreement and to perform fully all of its obligations hereunder;

(b)           this agreement has been validly executed by the Distributor and constitutes a binding and legal obligation of the Distributor, fully enforceable in accordance with its terms, subject only to:

(i)       limitations with respect to the enforcement of remedies by bankruptcy, insolvency, moratorium, winding-up, arrangement, reorganization, fraudulent preference and conveyance and other laws of general application affecting the enforcement of creditors’ rights generally; and

(ii)      general equitable principles and the fact that the availability of equitable remedies is in the discretion of a court and that a court may stay proceedings or the execution of judgments;

(c)           to the Distributor’s knowledge, the performance by it of its obligations under this agreement will not interfere with, limit, contravene, detrimentally affect, infringe, breach, or otherwise violate any rights, agreement and covenants with or of any other person, including any contractual restrictive covenants or intellectual property rights;

(d)           TearLab and the Distributor are parties to a distributor agreement with respect to the distribution of the TearLab Products in Canada, which agreement is in good standing and full force and effect as of the date hereof;

(e)           unless otherwise disclosed to AMO in writing, the intellectual property and materials of the Distributor supplied to AMO are not confidential to and/or proprietary to any third party; and

(f)           the Distributor is not a party to any oral or written contract or understanding with any third party which is (i) inconsistent with this agreement and/or the performance of the Distributor’s obligations hereunder; or (ii) will in any way limit or conflict with such party’s ability to fulfill the terms of this agreement, and the Distributor covenants and agrees that it will not enter into any such contract or understanding during the term of this agreement.

3.3           AMO hereby represents, warrants and covenants to TearLab and Distributor that:

(a)           it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction, with full corporate power, authority and capacity to enter into this agreement and to perform fully all of its obligations hereunder;

(b)           this agreement has been validly executed by it and constitutes a binding and legal obligation of it, fully enforceable in accordance with its terms, subject only to:

(i)       limitations with respect to the enforcement of remedies by bankruptcy, insolvency, moratorium, winding-up, arrangement, reorganization, fraudulent preference and conveyance and other laws of general application affecting the enforcement of creditors’ rights generally; and

(ii)      general equitable principles and the fact that the availability of equitable remedies is in the discretion of a court and that a court may stay proceedings or the execution of judgments;

(c)           to such party’s knowledge, the performance of its obligations under this agreement will not interfere with, limit, contravene, detrimentally affect, infringe, breach, or otherwise violate any rights, agreement and covenants with or of any other person, including any contractual restrictive covenants or intellectual property rights;

(d)           unless otherwise disclosed to the other party in writing, such party's intellectual property and materials supplied to the other party are not confidential to and/or proprietary to any third party; and

(e)           it is not a party to any oral or written contract or understanding with any third party which is (i) inconsistent with this agreement and/or the performance of its obligations hereunder; or (ii) will in any way limit or conflict with such party's ability to fulfill the terms of this agreement, and each party covenants and agrees that it will not enter into any such contract or understanding during the term of this agreement.

3.4           Each party covenants and agrees that it will carry out its obligations hereunder in compliance with all applicable laws, regulations, orders, codes, guidelines, policies, notices, directions and judgments or other requirements of any governmental authority (each a "Law"), including, without limitation, any Laws relating to the manufacture, marketing, supply and use of consumer medical products.

3.5           Each party acknowledges and agrees that the parties are entering into this agreement on a non-exclusive basis and that, subject only to Section 5, each party shall be entitled to market, sell and otherwise distribute its Products in its sole discretion without restriction, subject to, in the case of TearLab and the Distributor, the distribution agreement between them.

4.             NON-SOLICITATION

4.1           Each of TearLab and Distributor severally agrees that it will not during the term of this agreement or within 12 months thereafter, directly or indirectly:

(a)           solicit, entice, encourage or induce any employee or contract staff of AMO or its affiliates to leave his or her employment or engagement with or withdraw from AMO or its affiliates;

(b)           hire any employee of AMO (provided that neither TearLab or Distributor will be in breach of this Section 4 if an employee of the other party responds to a general advertisement placed by the party or any other person, which advertisement is placed in a trade journal or other publication of general circulation or on a website);

(c)           solicit, entice, encourage or induce any customer or prospective customer of AMO or its affiliates to refrain from or cease doing business with AMO or its affiliates or otherwise divert or attempt to divert any business away from such other party or its affiliates; or

(d)           otherwise interfere or attempt to interfere with any of the contractual, business or economic relationships of AMO or its affiliates with third parties.

4.2           AMO agrees that it will not during the term of this agreement or within 12 months thereafter, directly or indirectly:

(a)           solicit, entice, encourage or induce any employee or contract staff of the other parties or their respective affiliates to leave his or her employment or engagement with or withdraw from such other parties or their respective affiliates;

(b)           hire any employee of the other parties or their respective affiliates (provided that AMO will not be in breach of this Section 4 if an employee of the other party responds to a general advertisement placed by the party or any other person, which advertisement is placed in a trade journal or other publication of general circulation or on a website);

(c)           solicit, entice, encourage or induce any customer or prospective customer of the other parties or their respective affiliates to refrain from or cease doing business such other parties or their respective affiliates or otherwise divert or attempt to divert any business away from such other parties or their respective affiliates; or

(d)           otherwise interfere or attempt to interfere with any of the contractual, business or economic relationships of the other parties or their respective affiliates with third parties.

5.             COMPETITIVE PROTECTION

5.1           During the term hereof:

(a)           Each of TearLab and Distributor agrees that it shall not, and shall ensure that their respective affiliates do not, in any capacity whatsoever including as an employer, employee, principal, agent, manager, joint venturer, partner, independent contractor, shareholder, licensor, licensee, franchisor, franchisee, distributor, consultant, supplier or by and through any corporation, cooperative, partnership, trust, unincorporated association or otherwise, enter into a cooperative marketing arrangement similar to the arrangement provided for herein in Canada with any direct competitor of AMO.

(b)           [*]

5.2           Notwithstanding Section 5.1, neither TearLab nor the Distributor shall be restricted from entering into a co promotional agreement with [*] for the [*].

6.             CONFIDENTIALITY; PROPRIETARY INFORMATION

6.1           For the purposes of this agreement, "Confidential Information" means any and all material and information of a party (in this Section 6 called the "Disclosing Party") or its affiliates which is in tangible form and whether or not marked as confidential and has come into the possession of the other party (in this Section 6, called the "Recipient Party") in connection with or as a result of entering into this agreement including, without limitation, information concerning the Products of the Disclosing Party’s or its affiliates and their past, present and future customers, suppliers, and business. "Confidential Information" shall include the existence and terms of this agreement.  Notwithstanding the foregoing, "Confidential Information" does not include the following information:

(a)           information which is in the public domain when it is received by or becomes known to the Recipient Party or which subsequently enters the public domain through no fault of the Recipient Party (but only after it enters the public domain);

(b)           information which is already known to the Recipient Party at the time of its disclosure to the Recipient Party by the Disclosing Party and is not the subject of an obligation of confidence of any kind; and

(c)           information which is not subject to an obligation of confidence of any kind when released, disclosed, made available or communicated by the Disclosing Party to a third party.

6.2           Except as otherwise required by law:

(a)           Each of TearLab and Distributor agrees not to make use of AMO's Confidential Information other than for the exercise of rights or the performance of obligations under this agreement and not to disclose such Confidential Information to any third party other than to their respective directors, officers, employees and agents (and directors, officers, employees and agents of their respective affiliates) and advisors (including legal, financial and accounting advisors), as needed, and only on a confidential basis.

(b)           AMO agrees not to make use of Confidential Information of TearLab or Distributor other than for the exercise of rights or the performance of obligations under this agreement and not to disclose such Confidential Information to any third party other than to AMO’s directors, officers, employees and agents (and directors, officers, employees and agents of AMO’s affiliates) and advisors (including legal, financial and accounting advisors), as needed, and only on a confidential basis.

6.3           Each party agrees that it shall exercise care to prevent disclosure of the Confidential Information to any third party, using the same standard of care which it employs with its own confidential information of similar character, but no less than reasonable care.

6.4           The obligations of confidentiality hereunder shall remain in force during the term of this agreement and for a period of 10 years thereafter.

6.5           Each party hereby grants to each of the other parties a non-transferable, non-exclusive and royalty-free license to use such party's trademarks, service marks, trade names or logos ("Marks") solely as necessary for the purposes of carrying out this agreement.  None of the parties shall use the Marks of any other party as part of its own Marks, or in any other manner not pre-approved in writing by such other party.  Ownership of all right, title and interest in and to any of a party’s Marks are and shall remain vested solely in such party.  The use by a party of another party’s Marks and all goodwill associated therewith shall inure to the benefit of the owner party.  Each party shall prior to use provide to the other party examples of its use of the other party’s Marks and shall modify such use if requested by the owner party.  None of the parties shall adopt any trademark, trade name or service mark which is confusingly similar to the Marks of any other party.  Each party agrees not to register any of the Marks of any other party or any trademark that is confusingly similar thereto in any country or jurisdiction.  Each party agrees not to do or cause to be done any act or anything contesting or in any way impairing or reducing any other party’s right, title or interest in its Marks.  Each party agrees to use reasonable efforts to promptly notify the other parties of any unauthorized use of their Marks by others as it comes to such party’s attention.  The owner party shall have the sole right and discretion to bring legal or administrative proceedings to enforce its Marks, including actions for trademark infringement or unfair competition proceedings involving such party’s Marks.  Each party acknowledges that nothing contained in this agreement transfers to any other party any right, title or proprietary interest (including without limitation any intellectual property rights) of the other party, in any part of the marketing or promotional efforts which are the subject matter hereof, or any proprietary information (including Marks), trade secrets, know-how, inventions, patents (including any applications, extensions, continuations, renewals and re-issues thereof), copyrights, designs and industrial designs).

7.             TERM AND TERMINATION

7.1           The term of this agreement shall commence on the date hereof and shall continue in full force for a period of [*] unless earlier terminated by the parties in accordance with the terms hereof.

7.2           Each party shall have the right to terminate this agreement effective upon delivery of written notice to the other parties if any other party: (a) makes an assignment for the benefit of creditors, or becomes bankrupt or insolvent, or is petitioned into bankruptcy, or takes advantage of any federal, provincial or foreign bankruptcy or insolvency act, or if a receiver or receiver/manager is appointed for all or any substantial part of its property and business and such receiver or receiver/manager remains undischarged for a period of 30 days, or if the corporate existence of such other party is terminated by voluntary or involuntary dissolution; or (b) defaults in the performance of any of its covenants or obligations contained in this agreement and such default is not remedied to the non-defaulting party's reasonable satisfaction within 30 days after written notice to the defaulting party of such default.

7.3           Each party may terminate this agreement with or without cause upon 180 days prior written notice to the other party.

7.4           Any provision of the agreement that contemplates performance or observance subsequent to termination or expiration of the agreement will survive termination or expiration of the agreement and continue in full force and effect, including, but not limited to, those relating to confidentiality, reporting, warranties, indemnification, limitation of liability and non-solicitation.

8.             INDEMNITY; LIMITATION OF LIABILITY AND INSURANCE

8.1           TearLab hereby covenants and agrees to indemnify and save harmless AMO and its directors, officers, employees and shareholders (each an "AMO Indemnified Party") from and against any damages, losses, costs, liabilities and expenses arising from any claims, demands, actions or causes of action which may be made or brought against any AMO Indemnified Party or which any AMO Indemnified Party may suffer or incur as a result of or in respect of or arising out of:

(a)           any breach or non-fulfillment of the terms of this agreement by TearLab or by TearLab’s negligence, wilful misconduct relating hereto or failure to comply with any Law;

(b)           any injury to a person resulting from the manufacture, marketing, promotion, sale, use, consumption or recall of a TearLab's Products, whether involving a defect or deficiency in a Product, the labelling or packaging of a Product, the availability of the Product, its allocation or non-allocation, or the means of determining allocation of the Product; or

(c)           the actual or alleged infringement of any intellectual property rights relating to the authorized use by an AMO Indemnified Party of TearLab’s Marks.

8.2           The Distributor hereby covenants and agrees to indemnify and save harmless each AMO Indemnified Party from and against any damages, losses, costs, liabilities and expenses arising from any claims, demands, actions or causes of action which may be made or brought against any AMO Indemnified Party or which any AMO Indemnified Party may suffer or incur as a result of or in respect of or arising out of:

(a)           any breach or non-fulfillment of the terms of this agreement by the Distributor or by the Distributor’s negligence, wilful misconduct relating hereto or failure to comply with any Law; or

(b)           the actual or alleged infringement of any intellectual property rights relating to the authorized use by an AMO Indemnified Party of the Distributor’s Marks.

8.3           AMO hereby covenants and agrees to indemnify and save harmless each of TearLab and Distributor and each of its respective directors, officers, employees and shareholders (each a "TearLab Indemnified Party") from and against any damages, losses, costs, liabilities and expenses arising from any claims, demands, actions or causes of action which may be made or brought against any TearLab Indemnified Party or which any TearLab Indemnified Party may suffer or incur as a result of or in respect of or arising out of:

(a)           any breach or non-fulfillment of the terms of this agreement by AMO, or by AMO's negligence, wilful misconduct relating hereto or failure to comply with any Law;

(b)           any injury to a person resulting from the manufacture, marketing, promotion, sale, use, consumption or recall of AMO's Products, whether involving a defect or deficiency in a Product, the labelling or packaging of a Product, the availability of the Product, its allocation or non-allocation, or the means of determining allocation of the Product; or

(c)           the actual or alleged infringement of any intellectual property rights relating to the authorized use by a TearLab Indemnified Party of the Marks of AMO.

8.4           In this Section 8.4, "Indemnified Party" shall mean an AMO Indemnified Party or a TearLab Indemnified Party, as applicable, "Indemnifying Party" shall mean TearLab, the Distributor or AMO, as applicable.  The Indemnified Party shall promptly notify the Indemnifying Party in writing of any claim in respect of which the Indemnified Party may seek to claim such indemnification; provided, however, that failure to provide such notice within a reasonable period of time shall not relieve the Indemnifying Party of any of its obligations hereunder except to the extent the Indemnifying Party is prejudiced by such failure.  The Indemnified Party shall permit the Indemnifying Party, at its discretion and its sole expense, to settle any such claims, and Indemnified Party agrees to the complete control of such defence or settlement by the Indemnifying Party provided that the Indemnifying Party acts expeditiously.  The Indemnifying Party’s obligations under Sections 8.1, 8.2 or 8.3, as applicable, shall not apply to amounts paid in settlement of any claim if such settlement is effected without the prior express written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, the Indemnifying Party shall not enter into any settlement that would impose any obligations on the Indemnified Party in addition to those set forth herein without Indemnified Party’s prior written consent, which shall not be unreasonably withheld or delayed.  The Indemnified Party shall, at the expense of the Indemnifying Party, reasonably cooperate with the Indemnifying Party and its legal representatives in the investigation and defence of any claim covered by the indemnification obligations of Sections 8.1, 8.2 or 8.3, as applicable.

8.5           Without limiting the generality of the foregoing, neither AMO nor TearLab shall have any liability whatsoever for or in respect of the manufacture, marketing, sale, use, consumption or recall of the other's Products including any liability to the other party's customers and end users of its Products.  Subject only to its obligations under this agreement, the Distributor shall not have any liability whatsoever for or in respect of the manufacture, marketing, sale, use, consumption or recall of any of the Products, including any liability to any customers or end users of any of the Products.

8.6           IN NO EVENT WILL ANY PARTY BE LIABLE TO ANOTHER PARTY OR TO ANY THIRD PARTY FOR INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT, INCLUDING LOSS OF REVENUES, LOST PROFITS, LOST SAVINGS, EXCEPT THAT A PARTY MAY BE FOUND SO LIABLE FOR ANY DAMAGES ARISING OUT OF OR RELATING TO A PARTY'S INTENTIONAL OR NEGLIGENT VIOLATION OF SECTION 6.

8.7           Each of TearLab and AMO agrees to obtain and maintain and keep in full force and effect general liability insurance with an aggregate policy limit of $2,000,000 on such terms as these parties may agree from time to time and, where requested by the other party, deliver to the other party a copy of the certificate of insurance evidencing such insurance.  Each of TearLab and AMO shall be listed under the other party's insurance policy as an additional insured.

9.             NOTICES

9.1           All notices required or permitted to be given in accordance with this agreement ("Notices") shall be deemed to be properly given if in writing and signed by the party giving the notice and:

(a)           delivered in person and left with a receptionist or other responsible employee of the relevant party at the applicable address set forth below;

(b)           sent by prepaid courier service or (except in the case of actual or apprehended disruption of postal service) mail; or

(c)           sent by facsimile transmission, with confirmation of transmission by the transmitting equipment;

in the case of a Notice to AMO:

80 Whitehall Drive, Unit #2
Markham, Ontario
L3R 0P3
Canada

Attention:	General Manager
Fax No.:	(905) 305-3313

with a copy to:

Abbott Medical Optics Inc.
1700 E. St. Andrew Place
Santa Ana California 92705
U.S.A.

Attention:	Legal Section Head
Fax No.:	(714) 247-8679

and in the case of a Notice to TearLab at:

7360 Carroll Road, Suite 200
San Diego, California, 92121

Attention:	VP Operations
Fax No.:	858 812 0540

and in the case of a Notice to Distributor at:

Science with Vision Inc.
5090 Explorer Drive, Suite 203
Mississauga, Ontario L4W 4T9

Canada

Attention:	Chief Financial Officer
Fax No.:	(416) 849-0565

The effective date of any such Notice, if mailed, shall be the fifth business day following the date of mailing, if hand delivered, shall be the date of delivery, and, if delivered by facsimile transmission, shall be the date of transmission, or, if any such day is not a business day, the next business day thereafter.  Either party may at any time give Notice to the other of any change of address and thereafter such new address shall be deemed to be the address of such party for the giving of Notice.

The parties may from time to time by written notice to the other designate other addresses to which Notices are to be sent and upon receipt of such notification, such new addresses shall be deemed to be the proper addresses for Notices in accordance with this Section 9.

10.           INDEPENDENT CONTRACTOR

10.1         In no event shall any party hereto be considered to be an employee, employer, agent or subcontractor of the other but shall for all purposes be considered to be an independent contractor and no party shall be responsible for any acts or omissions on the part of any of the other parties in the operation of their respective businesses or the performance of their services.  Without specific authorization in writing no party shall have the power to obligate or bind the other parties in any manner.

11.           INJUNCTIVE RELIEF

11.1         Without intending to limit the remedies available to any party, each party acknowledges that damages at law would be an insufficient remedy to any other party in view of the irreparable harm which may be suffered if such party violates the terms of Sections 4, 5, or 6 hereof and agrees that such other party may apply for injunctive relief in any court of competent jurisdiction specifically to enforce any such covenants upon the breach or threatened breach of any such provisions, or otherwise specifically to enforce any such covenants.

12.           GENERAL

12.1         Entire Agreement.  This agreement constitutes the entire agreement between the parties relating to the subject matter herein contained.  Except as otherwise expressly provided herein, this agreement may not be amended, modified or expanded without the written consent of both parties.

12.2         Headings; Interpretation.  All headings and titles in this agreement and the division of this agreement into Articles, sections, paragraphs and subparagraphs are for the convenience of reference only and shall not affect the construction or interpretation of this agreement.  Words importing the singular number shall include the plural and vice versa.  Words importing one gender shall include the other gender.  Words importing persons include corporations, associations, firms, partnerships and other bodies.

12.3         Severability.  If any provision of this agreement is determined to be unenforceable or invalid for any reason whatsoever, in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part thereof and all other provisions shall continue in full force and effect.

12.4         No Waiver.  The waiver of any right herein set forth by either party applies only as to the right specifically waived and shall not be construed as a waiver of the same right at a future time or as a waiver of any other right of an identical or substantially similar nature herein provided.

12.5         Governing Law.  This agreement and all the terms hereof shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein, without regard to principles of conflicts of law.  The parties to this agreement hereby irrevocably and unconditionally attorn to the non-exclusive jurisdiction of the courts of the Province of Ontario and all courts competent to hear appeals therefrom.

12.6         Assignment.  Neither this agreement nor any of the rights and obligations of the parties hereunder shall be assignable by either party without the prior written consent of the other party.  This agreement shall enure for the benefit of and be binding upon the parties hereto, their respective successors and permitted assigns.

12.7         Further Assurances.  Each party shall promptly, at the request of the other from time to time, do all acts and things and execute and deliver all such instruments as may reasonably be required in order to fully and completely give effect to the provisions of this agreement.

12.8         Currency.  All references to dollar amounts herein or any other money amounts are expressed in terms of lawful money of Canada; provided, however, that any pricing information regarding TearLab’s Products is expressed in U.S. Dollars unless expressly indicated to the contrary on the applicable document containing pricing.

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The parties have signed this agreement as of the date first written above.

AMO CANADA COMPANY

Per:
Name: Lorenzo Santini
Title: Country Manager, Canada
I have authority to bind the Corporation

TEARLAB CORPORATION

Per:
Name: Elias Vamvakas
Title: CEO
I have authority to bind the Corporation

SCIENCE WITH VISION INC.

Per:
Name: Alan Peck
Title: CFO
I have authority to bind the Corporation

Schedule A

Products

TearLab Products

Product Name	Product Code	Product Description

TearLab Osmolarity System - NAD Kit - Test Cards, High Controls	100006-NA-0002
The North American TearLab Osmolarity System Kit includes the TearLab Reader; Two TearLab individually boxed Pens with magnetic sleeves, Instructions for Use, and a set of adhesive identification labels; Set of (2) Electronic Check Cards with Instructions for Use; TearLab User Manual; TearLab Quick Reference Guides; Power Supply; Power Cord; Two boxes of individually packaged test cards (42 per box); One box of High Control Solutions (20 ampoules).

AMO Products

Blink Moisturizing Lubricant Eye Drops	93626EC	Lubricant Eye Drop for Mild – Moderate dry eye relief